RVision, Inc
2445 Fifth Avenue, San Diego, California 92101
(619) 233-1403, fax (619) 233-1423
www.rvisionusa.com

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between RVision, Inc., a Nevada corporation (the “Company”), and Miles Mochizuki (“Employee”).

RECITALS

WHEREAS, the Company desires to employ Employee in an executive capacity on the terms and conditions and for the consideration hereinafter set forth for the period provided herein commencing upon the Effective Date, and Employee desires employment with the Company on such terms and conditions and for such consideration as set forth herein; and,

WHEREAS, Employee possesses significant capabilities, experience and knowledge important for the development of the Company’s business and the Company desires to provide incentive to Employee to provide these services to the Company; and,

WHEREAS, Employee has, and will acquire during the term of his employment, significant knowledge and experience in the Company’s business and intimate knowledge of its customers, processes, trade secrets, and/or other business information, and the Company needs to protect its commercial goodwill and other assets.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, the agreements set forth below, the parties’ desire to preserve the value inherent in the Company for their mutual benefit, and for other valuable consideration (the receipt of which Employee hereby acknowledges), Employee, intending to be legally bound hereby, agrees with the Company as follows:

1.          Employment. The Company hereby agrees to employ Employee, and Employee hereby accepts employment on the terms and conditions set forth herein, commencing the 30th day of September, 2007 (the “Effective Date”).

2.          Term of Employment. The term of Employee’s employment shall begin on the Effective Date and shall continue for a period of three years, unless terminated earlier pursuant to other provisions of this Agreement. At the end of the initial term, the Agreement will renew for an additional one year, and continue to renew each year unless terminated pursuant to other provisions of this Agreement. The period during which Employee remains an employee of the Company may be referred to herein as the “Employment Period”).

3.          Position. During Employee’s employment with the Company, Employee shall serve as Chief Financial Officer of the Company. Employee shall report and be responsible to the board of directors of the Company. Company shall maintain a full-time office in San Jose, California, during the Employment Period and Employee shall not be required to relocate.

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4.          Scope of Services. Employee shall be responsible for the management and running of the day-to-day financial operations of the Company including the preparation of all financial reports including those reports required to be filed with the Securities and Exchange Commission, coordinating with the Company auditors, preparing budgets for the Board of Directors and overseeing the implementation and compliance with such budgets, preparing with the other senior executives both short and long range capital and operational plans, overseeing all accounting functions, participating in the purchase of parts and the pricing of products, working with banks, investment bankers and other financial institutions. Employee agrees to devote Employee’s primary business time, attention, skills, and best efforts to the performance of Employee’s duties hereunder and shall not, during Employee’s employment by the Company, without the prior written approval of the Company’s board of directors, be employed by or otherwise engaged in any other business activity requiring any significant amount of Employee’s business time. During the Employment Period, the Employee (a) shall inform the Company of each actual business opportunity available to the Company that falls within or is related to the business plan of the Company or any Related Company (as hereinafter defined) of which he becomes aware (each such actual business opportunity a “Company Related Business Opportunity”) and shall not, directly or indirectly, exploit any such Company Related Business Opportunity for his own account or others in competition with or planning to be in competition with the Company or any Related Company; and (b) shall not render any services to any other such person or business to develop any such Company Related Business Opportunity, other than in his capacity as an employee of the Company or as otherwise approved by the board of directors of the Company. Notwithstanding the above, Company acknowledges that it is aware that Candidate has other non-related business interests including a consulting practice. Company also acknowledges that Employee may require up to 6 months from the Effective Date to arrange a transition out of his current consulting engagements. Employee will arrange to minimize the impact of this transition upon the Company.

5.	Salary, Compensation, and Benefits.

(a)         Base Salary. During the Employment Period, the Company agrees to pay, and Employee agrees to accept, a base salary of one hundred ninety thousand dollars ($190,000) per year for the period from the Effective Date through September 30, 2010. Employee’s salary shall be payable upon the same schedule that the Company pays its employees generally. Base salary will be reviewed from time to time by the Compensation Committee of the Company.

(b)        Annual Bonus. Annual bonus payments shall be determined by the compensation committee of the Company’s board of directors in its sole discretion in accordance with performance-based criteria applicable generally to the executive-level employees of the Company and its other majority-owned subsidiaries.

(c)         Equity Participation. As soon as practicable following the Effective Date (and in no case later than 10 days following the Effective Date), Company shall grant to Employee options to purchase up to 640,000 shares of the Company’s common stock (as adjusted for stock splits, combinations, recapitalizations, and the like occurring on and after the Effective Date) (such options the “Options”), with an exercise price of $1.50 per share, with 100,000 of the Options vested immediately and 15,000 Options per month vesting thereafter, except in the event of a Change in Control, a termination of the Employee’s employment resulting from a Change in Control, or a resignation by the Employee for Good Reason following a Change in Control, in which event all options shall immediately vest. These Options will be exercisable for a period of five years from the date of grant and will be incentive stock options to the extent permitted by applicable law. All stock options, whether or not granted during the initial three-year employment term will be granted pursuant to the Company’s 2005 Long-Term Incentive Plan, as it may be amended and adopted from time to time. All options vested that are not issued pursuant to an employee incentive plan covered by a registration statement on Form S-8 under the Securities Act of 1933 shall receive the same registration rights accorded to other executive officers.

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(d)        Fringe Benefits. During the Employment Period, Employee shall be entitled to the benefits of such group medical, travel and accident, short- and long-term disability, and term life insurance, if any, as the Company shall make generally available from time to time to the Company’s executive officers.

(e)         Other. During the Employment Period, Employee and, to the extent applicable, Employee’s family, dependents, and beneficiaries, shall be allowed to participate in all benefits, plans, and programs, including improvements or modifications of the same, that are now or may hereafter be available to executive employees of the Company generally. Such benefits, plans, and programs may include a profit sharing plan, a thrift plan, group medical insurance, dental insurance, vision insurance, travel and accident insurance, short-term and long-term disability insurance, life insurance, and a pension plan. The Company shall not, however, by reason of this subsection be obligated to institute, maintain, or refrain from changing, amending, or discontinuing any such benefit plan or program, so long as such changes are similarly applicable to executive employees of the Company generally.

(f)         Reimbursement. The Company shall reimburse Employee (or, in the Company’s sole discretion, shall pay directly), upon presentation of vouchers and other supporting documentation as the Company may reasonably require, for reasonable out-of-pocket expenses incurred by Employee relating to the business or affairs of the Company or the performance of Employee’s duties hereunder, including reasonable expenses respecting entertainment, travel, and similar items, provided thatEmployee shall have complied with the Company’s regular reimbursement procedures and practices generally applicable from time to time to the Company’s executive officers.

(g)        Vacation. In addition to statutory holidays and other holidays declared by the Company that are of general applicability to the Company’s employees, during the term of this Agreement, Employee shall be entitled to three weeks vacation each calendar year during Employee’s employment, accruing ratably each month, to be taken in accordance with the procedures and practices generally applicable from time to time to the Company’s employees, provided that such vacation time for any particular calendar year that accrues but is not taken shall carry over to subsequent calendar years.

(h)        Withholding. The Company may withhold from Employee’s compensation all applicable amounts required by law.

6.	Termination

(a)         General. The following provisions shall govern the termination of Employee’s employment by the Company or termination of the Employee’s employment by the Employee during the term of this Agreement.

(b)        Termination by the Company for Cause. The Company shall have the right to terminate Employee’s employment with the Company For Cause (as such term is hereinafter defined), effective upon notice of termination to Employee. As used herein, the term “For Cause”shall mean (i) Employee’s repeated failure, in the reasonable judgment of the Company’s board of directors, to substantially perform his assigned duties or responsibilities as Chief Financial Officer of the Company as reasonably directed or assigned by the Company’s board of directors (other than a failure resulting from the Employee’s Disability); (ii) Employee engaging in knowing and intentional illegal conduct that was or is materially injurious to the Company; (iii) Employee’s knowing  violation of  a federal or  state law  or regulation  directly or indirectly  applicable to the business of the

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Company, which violation was or is reasonably likely to be injurious to the Company; (iv) Employee’s material breach of the terms of any confidentiality agreement or invention assignment agreement between Employee and the Company; (v) repeated misuse (following at least one written warning from the Company) of alcohol, narcotics, or other controlled substances that is materially detrimental to the Company and that materially interferes with Employee’s performance of his duties hereunder; or (vi) Employee being convicted of, or entering a plea of nolo contendere to, a felony or committing any act of moral turpitude or fraud against, or the misappropriation of material property belonging to, the Company, provided, however, in all cases other than Employee being convicted of, or entering a plea of nolo contendere to, a felony, that prior to the Company having the right to terminate Employee’s employment with the Company For Cause pursuant to this Subsection 6(b), (1) the Company’s board of directors must first provide written notice to Employee describing in reasonable detail the basis upon which the Company would terminate Employee’s employment with the Company For Cause and the Employee must have had opportunity to address the Company’s board of directors, with counsel, regarding such alleged basis and (2) Employee shall have failed, during the period of 30 days following such opportunity to address the Company’s board of directors, to remedy any such alleged basis for For Cause termination. In the event Employee’s employment is terminated in accordance with this Subsection 6(b), the Company shall pay to Employee all amounts accrued through the Termination Date (as hereinafter defined), any unreimbursed expenses incurred pursuant to Subsection 5(f) of this Agreement, and any other benefits specifically provided to Employee under any benefit plan.

(c)         Termination upon Death or Disability of Employee. This Agreement shall terminate immediately upon Employee’s death or upon the Disability of Employee provided that employee (or his heirs) shall continue to receive base pay for six months.

(d)          Other Termination by Company. In the event of any termination of this Agreement by the Company other than in accordance with subsections (b) or (c) of this Section 6, the Company shall provide to Employee the Full Termination Compensation as provided in Subsection 12(g).

(e)         Termination by Employee for Good Reason. Employee’s employment with the Company may be regarded as having been constructively terminated by the Company, and the Employee may therefore terminate his employment for Good Reason (as defined below), by providing written notice to the Company and thereupon become entitled to the Full Termination Compensation as provided in Subsection 12(g). For purposes of this section, “Good Reason”shall mean if, at any time during the Employment Period, one or more of the following events shall occur:

(i)        without the Employee’s express written consent, the assignment to the Employee of any duties or the reduction of the Employee’s duties, either of which results in a significant diminution in the Employee’s position or responsibilities with the Company in effect immediately prior to such assignment, or the removal of the Employee from such position and responsibilities;

(ii)       without the Employee’s express written consent, a substantial reduction, without good business reasons, as determined by the Company’s board of directors, of the facilities and perquisites (including office space and location) available to the Employee immediately prior to such reduction;

(iii)      a material reduction by the Company in the Base Salary or bonus opportunity of the Employee as in effect immediately prior to such reduction;

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(iv)      a material reduction by the Company in the kind or level of employee benefits to which the Employee is entitled immediately prior to such reduction with the result that the Employee’s overall benefits package is significantly reduced;

(v)       the relocation of the Employee to a facility or a location more than 25 miles from the Employee’s then present work location in San Jose, California, without the Employee’s express written consent;

(vi)      the failure of the Company to obtain the assumption of this Agreement by any successor;

(vii)     any material breach by the Company of any material provision of this Agreement; or,

(viii)    any material disagreement with the Company regarding accounting policy, application of generally accepted accountant principles, or compliance with U.S. laws, provided that Employee’s position is supported by the Company’s then current external auditor.

(f)         Voluntary Termination by Employee. Employee may voluntarily terminate his employment with the Company at any time, after which no further compensation will be paid to Employee, by providing written notice to the Company in accordance with Section 16 below. In the event Employee voluntarily terminates his employment, the Company shall pay to Employee all amounts accrued through the Termination Date, any unreimbursed expenses incurred pursuant to Subsection 5(f) of this Agreement, and any other benefits specifically provided to Employee under any benefit plan.

(g)           Resignation upon Termination. The termination of this Agreement for any reason shall also constitute the automatic resignation by Employee from all positions held by Employee as an employee (but not as a consultant or a director) of the Company and all Affiliates of the Company, including any position as a manager, officer, agent or trustee of the Company or any Affiliate of the Company. Upon the request of the Company, Employee shall deliver to the Company such written confirmation of such resignation as the Company may reasonably request.

(h)        Exit Interview. To ensure a clear understanding of this Agreement, including but not limited to the protection of Employer’s business interests, Employee agrees, at no additional expense to Employee, to engage in an exit interview with Employer at a time and place as may be reasonably designated by Employer.

7.          Confidential Information. The Company hereby agrees to provide the Employee with, and the Employee hereby acknowledges that he will be made aware of, certain confidential business information, trade secrets, innovations and inventions, expertise and know-how, customer information, and other nonpublic information concerning the business of Company and the Related Companies including (a) any and all trade secrets concerning the business and affairs of the Company, costs, bidding practices, price lists, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing and distribution methods and processes, customer lists, current and anticipated customer requirements, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts,  ideas,  designs,  methods  and  information  of  the  Company),  and  any  other  information,  however

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documented; and (b) any and all information concerning the business and affairs of the Company (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials); and (c) any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for the Company containing or based, in whole or in part, on any information included in the foregoing (“Confidential Information”). Employee further acknowledges that such information, even though it may be contributed, developed, or acquired by the Employee, constitutes valuable, special, and unique assets of the Company, which are to be used by the Employee solely for the Company’s benefit. The Employee further acknowledges that the Confidential Information includes “trade secrets.” In addition to the other protections provided herein, all trade secrets shall be accorded the protections and benefits of the Uniform Trade Secrets Act and any other applicable law.

8.          Confidentiality of Information. The Employee shall not, during the Employee’s employment and for a period of two years thereafter, divulge or disclose to any third person, firm, or company, or make personal or non-Company use of, any Confidential Information. These obligations of nondisclosure shall not apply to information that: (a) is in the public domain or is generally known or available, or hereafter becomes part of the public domain or is generally known or available through no violation of this Agreement; (b) is henceforth lawfully acquired by the Employee from any third party not bound, to the actual knowledge of the Employee, by an obligation of confidence to the Company; (c) is required, pursuant to judicial action or governmental regulations or other requirements, to be disclosed by the Employee, provided that the Employee has notified the Company of such imminent disclosure and cooperates with the Company in the event that the Company elects to contest and avoid such disclosure; or (d) is approved for release by prior written authorization from the Company. Notwithstanding anything to the contrary contained herein, Employee may disclose this Agreement and any other agreement to which Employee is or to which Employee may become a party to Employee’s immediate family, attorneys, accountants, auditors, tax preparers, and financial advisors and otherwise insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.

9.          Return of Information. Upon termination or expiration of this Agreement, or at any time the Company may request, the Employee shall return to the Company, and will not keep in his possession, all Confidential Information.

10.        Nondisparagement. Employee shall not, during or after the term of this Agreement (a) attempt or seek to cause any of the customers of the Company to refrain from maintaining, selling to, or acquiring from or through the Company any service or product relating to the Company’s business as conducted during the term of this Agreement; or (b) openly disparage the Company or any of its equity holders, directors, officers, employees, or agents, which has or may reasonably be expected to have a material adverse effect on a current or prospective business relationship with a current or prospective customer, supplier, investor, direct or indirect equity owner, or creditor.

11.        Employee’s Representations and Warranties. Employee represents and warrants that Employee is not a party to any other employment or employment agreement, consulting engagement or consulting agreement, nondisclosure agreement, noncompetition covenant, or any other agreement, restriction, understanding, or covenant that could interfere with Employee’s employment with the Company or Employee’s or the Company’s rights and obligations hereunder and that Employee’s acceptance of employment with the Company and the performance of Employee’s duties hereunder will not breach the provisions of any contract, agreement, or understanding to which Employee is party or any duty owed by Employee to any other person. The Employee hereby represents and warrants to the Company that he has the legal capacity to execute and perform this Agreement, that this Agreement is a valid and binding agreement enforceable against him according to its terms, and  that the execution  and performance of this Agreement by him does not violate the terms of any

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existing agreement or understanding, written or oral, to which the Employee is a party or any judgment or decree to which the Employee is subject.

12.        Definitions. Capitalized terms used in this Agreement but not otherwise defined herein shall have the meaning hereby assigned to them as follow:

(a)         Disability. Employee shall be deemed to have a “Disability” for purposes of this Agreement if Employee is substantially unable to perform Employee’s duties under this Agreement either for more than 120 days, whether or not consecutive, in any 12-month period by reason of a physical or mental illness or injury. Time spent for vacation shall not be taken into account in the foregoing calculation for purposes of determining Disability.

(b)         Related Company. Related Company shall mean any Affiliate (as defined below) of the Company that is engaged in a business substantially similar to, complementary with, or directly related to the business in which the Company is engaged during the Employment Period.

(c)         Termination Date. Termination Date shall mean the date Employee ceases to be employed by the Company.

(d)        Person. The term person shall mean an individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization, and any government, governmental department or agency, or political subdivision thereof.

(e)         Affiliate. Affiliate means, with respect to a person, another person that controls, is controlled by, or is under common control with such person.

(f)         Change of Control. For purposes of this Agreement, a Change of Control means either: (i) consummation of the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation, or stock transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of the Company), unless the Company’s stockholders of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least 50% of the voting power of the surviving or acquiring entity (provided that the sale by the Company of its securities for the purposes of raising additional funds shall not constitute a Change of Control hereunder); or (ii) consummation of a sale of all or substantially all of the assets of the Company in a single transaction or series of related transactions, all except as otherwise agreed to in writing by Employee and the Company.

(g)	Full Termination Compensation. Full Termination Compensation shall mean:

(i)        all amounts accrued to Employee through the Termination Date, any unreimbursed expenses incurred pursuant to Subsection 5(f) of this Agreement, and any other benefits specifically provided to Employee under any benefit plan;

(ii)       the Employee will continue to receive Base Salary as determined by the following: 1) if the Termination Date occurs within the first six months following the Effective Date then the continuation of Employee’s Base Salary will be for a period of three months following the Termination Date; 2) if the Termination Date occurs during the period six months after the Effective Date but within the first year of the Effective Date then the continuation of Employee’s Base Salary will be for a period of six months; 3) if the Termination Date  occurs on or  after  the one  year anniversary of  the Effective  Date then  the  continuation  of

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Employee’s Base Salary will be for a period of one year following the Termination Date; or, 4) notwithstanding the above, should the termination be the result of a constructive termination specific to the conditions as set forth in Section 6(e) above, or should the Termination Date be subsequent to a Change in Control, the Employee shall continue to receive Base Salary for a period of twelve months from the Termination Date regardless of the time elapsed since the Effective Date. All of the above scenarios shall be payable on the Company’s regular payroll payment dates;

(iii)      the continuation, at the Company’s expense, of group medical coverage under the same terms as in effect at the Termination Date for the earlier of (1) three months past the Termination Date, or (2) until Employee obtains alternate health insurance coverage, in addition to any health insurance continuation obligation under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA);

(iv)      the optioned shares so vested as of the Termination Date will be exercisable for a period of 24 months following the Termination Date.

13.        Waivers and Amendments. The respective rights and obligations of the Company and Employee under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely) or amended only with the written consent of a duly authorized representative of the Company and Employee.

14.        Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the Company’s successors and assigns.

15.        Entire Agreement. This Agreement constitutes the full and entire understanding and agreement of the parties with regard to the subjects hereof and supersedes in their entirety all other or prior agreements, whether oral or written, with respect thereto.

16.        Notices. Any notice, demand, request, or other communication permitted or required under this Agreement shall be in writing and shall be deemed to have been given as of the date so delivered, if personally served; as of the date so sent, if transmitted by facsimile and receipt is confirmed by the facsimile operator of the recipient; as of the date so sent, if sent by electronic mail and receipt is acknowledged by the recipient; one day after the date so sent, if delivered by overnight courier service; or five days after the date so mailed, if mailed by certified mail, return receipt requested, addressed as follows:

If to the Company, addressed to:	RVision, Inc.
2365 A Paragon Dr.
San Jose, CA 95131
Telephone: (408) 437-5777
Facsimile: (408) 437-9923

with a copy to:	Kruse Landa Maycock & Ricks, LLC
Attn: James R. Kruse
50 West Broadway, Eighth Floor
Salt Lake City, UT 84101
Telephone: (801) 531-7090
Facsimile: (801) 531-7091

If to Employee, to the address set forth on the signature page of this Agreement or at the current address listed in the Company’s regular payroll records.

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17.          Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws ofCalifornia (without giving effect to any conflicts or choice of laws provisions thereof that would cause the application of the domestic substantive laws of any other jurisdiction).

18.	Consent to Jurisdiction and Venue.

(a)         Jurisdiction. Each of the parties hereto hereby consents to the jurisdiction of all state and federal courts located in Santa Clara County, California, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, for the purpose of any suit, action, or other proceeding arising out of, or in connection with, this Agreement or any of the transactions contemplated hereby, including any proceeding relating to ancillary measures in aid of arbitration, provisional remedies, and interim relief, or any proceeding to enforce any arbitral decision or award. Each party hereby expressly waives any and all rights to bring any suit, action, or other proceeding in or before any court or tribunal other than the courts described above and covenants that it shall not seek in any manner to resolve any dispute other than as set forth in this section, or to challenge or set aside any decision, award, or judgment obtained in accordance with the provisions hereof.

(b)        Venue. Each of the parties hereto hereby expressly waives any and all objections it may have to venue, including the inconvenience of such forum, in any of such courts. In addition, each party consents to the service of process by personal service or any manner in which notices may be delivered hereunder in accordance with this Agreement.

19.        Severability; Titles and Subtitles; Gender; Singular and Plural; Counterparts; Facsimile.

(a)         Headings. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

(b)         Mutual Terms. The use of any gender in this Agreement shall be deemed to include the other genders, and the use of the singular in this Agreement shall be deemed to include the plural (and vice versa), wherever appropriate.

(c)         Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together constitute one instrument. Counterpart signatures of this Agreement (or applicable signature pages hereof) that are manually signed and delivered by facsimile transmission shall be deemed to constitute signed original counterparts hereof and shall bind the parties signing and delivering in such manner.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the 30th day of September, 2007.

COMPANY:	EMPLOYEE:

RVISION, INC.

By: /s/ Brian Kelly	/s/ Miles Mochizuki
Name: Brian Kelly	Miles Mochizuki, CPA
Title: President & COO	Address: 19 Ridgeview Court
San Ramon, CA 94582

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